News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:	Immediately
Date:	August 1, 2013
Contact:	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Quarter Ended June 30, 2013

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the quarter ended June 30, 2013.

Operating Results for the Three Months Ended June 30, 2013

For the three months ended June 30, 2013, net income allocable to our common shareholders was $207.7 million or $1.20 per diluted common share, compared to $132.3 million or $0.77 per diluted common share for the same period in 2012, representing an increase of $75.4 million or $0.43 per diluted common share.  This increase is due primarily to (i) a $29.6 million increase from foreign currency exchange gains and losses incurred primarily in translating the value of our Euro-denominated loan receivable from Shurgard Europe into U.S. Dollars, (ii) a $28.5 million increase in self-storage net operating income, and (iii) a $16.8 million increase from reduced allocations of net income to preferred shareholders due to the application of EITF D-42 to our, and our equity share of PS Business Parks, Inc.’s (“PSB”), redemptions of preferred securities.

Our self-storage net operating income increased $28.5 million in the three months ended June 30, 2013 as compared to the same period in 2012, including $23.0 million for our Same Store Facilities and $5.5 million for our non-Same Store Facilities.   Revenues for the Same Store Facilities increased 5.1% or $20.4 million in the quarter ended June 30, 2013 as compared to the same period in 2012, due to higher realized annual rent per occupied square foot and higher average occupancy.  Cost of operations for the Same Store Facilities decreased by 2.0% or $2.5 million in the quarter ended June 30, 2013 as compared to the same period in 2012, due primarily to lower repairs and maintenance and advertising and selling costs.  The increase in net operating income for the non-Same Store Facilities is due primarily to the impact of the acquisition of 24 self-storage facilities in 2012, combined with improved net operating income on the other properties in this group.

Operating Results for the Six Months Ended June 30, 2013

For the six months ended June 30, 2013, net income allocable to our common shareholders was $369.6 million or $2.14 per diluted common share, compared to $257.7 million or $1.50 per diluted common share for the same period in 2012, representing an increase of $111.9 million or $0.64 per diluted common share.  This increase is due primarily to a $58.8 million increase in self-storage net operating income, combined with a $43.9 million increase from reduced allocations of net income to preferred shareholders due to the application of EITF D-42 to our, and our equity share of PSB’s, redemptions of preferred securities.

Our self-storage net operating income increased $58.8 million in the six months ended June 30, 2013 as compared to the same period in 2012, including $47.1 million for our Same Store Facilities and $11.7 million for our non-Same Store Facilities.   Revenues for the Same Store Facilities increased 5.3% or $41.5 million in the six months ended June 30, 2013 as compared to the same period in 2012, due to higher realized annual rent per occupied square foot and higher average occupancy.  Cost of operations for the Same Store Facilities decreased by 2.2% or $5.6 million in the six months ended June 30, 2013 as compared to the same period in 2012, due primarily to lower repairs and maintenance and advertising and selling costs.   The increase in net operating income for the non-Same Store Facilities is due primarily to the impact of the acquisition of 24 self-storage facilities in 2012, combined with improved net operating income on the other properties in this group.

Funds from Operations

For the three months ended June 30, 2013, funds from operations (“FFO”) was $1.83 per diluted common share, as compared to $1.38 for the same period in 2012, representing an increase of $0.45 per share. FFO is a non-GAAP (generally accepted accounting principles) term defined by the National Association of Real Estate Investment Trusts, and generally represents net income before depreciation, gains and losses, and impairment charges with respect to real estate assets.

For the six months ended June 30, 2013, FFO was $3.40 per diluted common share, as compared to $2.73 for the same period in 2012, representing an increase of $0.67 per share.

In addition to FFO, we often discuss “Core FFO” per share which is also a non-GAAP measure that represents FFO per share, adjusted to exclude the impact of (i) foreign currency exchange gains and losses, representing a gain of $5.9 million and a loss of $6.8 million for the three and six months ended June 30, 2013, respectively (losses of $23.7 million and $11.5 million for the same periods in 2012), (ii) the impact of EITF D-42, including our equity share from PSB, representing charges totaling $16.8 million and $43.9 million, respectively, for the three and six months ended June 30, 2012 (none for the same periods in 2013), and (iii) our $1.4 million equity share of charges incurred by Shurgard Europe in closing a facility during the six months ended June 30, 2013.  We believe Core FFO is a helpful measure in understanding our ongoing earnings.  We also believe that the analyst community, likewise, reviews our Core FFO and Core FFO per share (or similar measures using different terminology).  Core FFO is not a substitute for net income, earnings per share or cash flow from operations.  Because other real estate investment trusts (“REITs”) may not compute Core FFO in the same manner as we do, may not use the same terminology, or may not present such a measure, Core FFO may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Percentage Change	2013	2012	Percentage Change
FFO per share	$1.83	$1.38	32.6%	$3.40	$2.73	24.5%
Eliminate the per share impact of items excluded from Core FFO:
Foreign currency exchange (gain) loss	(0.03)	0.14		0.04	0.07
Application of EITF D-42	-	0.10		-	0.26
Shurgard Europe’s facility closure charge	-	-		0.01	-
Core FFO per share	$1.80	$1.62	11.1%	$3.45	$3.06	12.7%

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized basis since January 1, 2011 and therefore provide meaningful comparisons for 2012 and 2013.  The following table summarizes the historical operating results of these 1,949 facilities (122.8 million net rentable square feet) that represent approximately 93% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at June 30, 2013.

Selected Operating Data for the Same Store Facilities (1,949 facilities) (unaudited):	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Percentage Change	2013	2012	Percentage Change
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$399,803	$379,957	5.2%	$788,910	$748,638	5.4%
Late charges and administrative fees	20,343	19,768	2.9%	40,840	39,586	3.2%
Total revenues (a)	420,146	399,725	5.1%	829,750	788,224	5.3%
Cost of operations:
Property taxes	44,031	42,051	4.7%	88,789	85,193	4.2%
On-site property manager payroll	25,508	24,448	4.3%	51,224	50,479	1.5%
Supervisory payroll (b)	8,679	8,547	1.5%	17,785	17,537	1.4%
Repairs and maintenance	9,086	10,443	(13.0)%	19,910	22,678	(12.2)%
Utilities	8,558	8,301	3.1%	17,817	17,748	0.4%
Advertising and selling expense	6,412	10,586	(39.4)%	13,865	21,117	(34.3)%
Other direct property costs (c)	12,439	12,541	(0.8)%	25,040	24,795	1.0%
Allocated overhead (d)	7,874	8,209	(4.1)%	19,515	19,990	(2.4)%
Total cost of operations (a)	122,587	125,126	(2.0)%	253,945	259,537	(2.2)%
Net operating income (e)	$297,559	$274,599	8.4%	$575,805	$528,687	8.9%
Gross margin	70.8%	68.7%	3.1%	69.4%	67.1%	3.4%
Weighted average for the period:
Square foot occupancy (f)	94.0%	92.4%	1.7%	93.0%	91.3%	1.9%
Realized annual rental income per:
Occupied square foot (g)	$13.85	$13.39	3.4%	$13.81	$13.35	3.4%
Available square foot (“REVPAF”) (g)	$13.02	$12.37	5.3%	$12.85	$12.19	5.4%
Weighted average at June 30:
Square foot occupancy				94.9%	93.1%	1.9%
Annual contract rent per occupied square foot (h)				$14.59	$14.28	2.2%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.

(b)	Supervisory payroll expense represents compensation paid to management personnel who directly and indirectly supervise on-site property managers.

(c)
Other direct property costs include administrative expenses that are solely attributable to the self-storage facilities, such as property insurance, business license costs, bank charges related to processing the properties’ cash receipts, credit card fees, and the cost of operating each property’s rental office including supplies and telephone data communication lines.

(d)
Allocated overhead represents administrative expenses for shared general corporate functions, which are allocated to self-storage property operations to the extent their efforts are devoted to self-storage operations. Such functions include data processing, human resources, operational accounting and finance, marketing and costs of senior executives (other than the Chief Executive Officer and Chief Financial Officer, whose compensation is allocated to general and administrative expense).

(e)	See attached reconciliation of Same Store NOI to operating income.

(f)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(g)
Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(h)	Contract rent represents the applicable contractual monthly rent charged to our tenants, excluding the impact of promotional discounts, late charges, and administrative fees.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

Total revenues (in 000’s):
2013	$409,604	$420,146
2012	$388,499	$399,725	$418,085	$410,489	$1,616,798

Total cost of operations (in 000’s):
2013	$131,358	$122,587
2012	$134,411	$125,126	$122,987	$102,936	$485,460

Property taxes (in 000’s):
2013	$44,758	$44,031
2012	$43,142	$42,051	$40,703	$26,295	$152,191

Repairs and maintenance (in 000’s):
2013	$10,824	$9,086
2012	$12,235	$10,443	$8,500	$8,901	$40,079

Advertising and selling expenses (in 000’s):
2013	$7,453	$6,412
2012	$10,531	$10,586	$10,216	$7,538	$38,871

REVPAF:
2013	$12.67	$13.02
2012	$12.01	$12.37	$12.93	$12.73	$12.51

Weighted average realized annual rent per occupied square foot:
2013	$13.79	$13.85
2012	$13.30	$13.39	$13.90	$13.83	$13.61

Weighted average occupancy levels:
2013	91.9%	94.0%
2012	90.3%	92.4%	93.0%	92.1%	91.9%

Investing and Capital Activities

During the three months ended June 30, 2013, we acquired one self-storage facility (80,000 net rentable square feet of self-storage space) located in Arizona for a total of approximately $8 million in cash, and completed expansions to existing self-storage facilities which added approximately 293,000 net rentable square feet of storage space at a cost of approximately $20 million.   During the three months ending September 30, 2013, we expect to complete the acquisition of 29 self-storage facilities (21 in Florida, five in Massachusetts, two in California, and one in Rhode Island), with an aggregate of approximately 2.3 million net rentable square feet, at a total cost of approximately $374 million in cash.  A total of $101 million of these acquisitions have been completed as of August 1, 2013, while the remainder are under contract and subject to customary closing conditions.

At June 30, 2013, we had a development pipeline of projects to expand existing self-storage facilities and develop new self-storage facilities, which will add approximately 1.4 million net rentable square feet of self-storage space.  The aggregate cost of these projects is estimated at $198 million, of which $74 million had been incurred at June 30, 2013, with the remaining costs expected to be incurred primarily in the second half of 2013 and in 2014.  Some of these projects are subject to significant contingencies such as entitlement approval.

Distributions Declared

On August 1, 2013, our Board of Trustees declared a regular common quarterly dividend of $1.25 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on September 30, 2013 to shareholders of record as of September 13, 2013.

Second Quarter Conference Call

A conference call is scheduled for August 2, 2013 at 10:00 a.m. (PDT) to discuss the second quarter earnings results.  The domestic dial-in number is (866) 406-5408 and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 16135101).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through August 16, 2013 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 16135101.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At June 30, 2013, we had interests in 2,081 self-storage facilities located in 38 states with approximately 133 million net rentable square feet in the United States and 188 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  We also own a 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28.2 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at June 30, 2013.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in our filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; changes in federal tax laws related to the taxation of REITs, which could impact our status as a REIT; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. We disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE
SELECTED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating Revenues:
Self-storage facilities	$451,576	$424,060	$891,241	$834,619
Ancillary operations	33,802	31,733	65,037	61,009
	485,378	455,793	956,278	895,628
Operating Expenses:
Self-storage cost of operations	132,137	133,102	273,130	275,295
Ancillary cost of operations	10,434	9,781	19,830	19,299
Depreciation and amortization	90,937	88,474	181,938	175,298
General and administrative	14,085	12,414	32,338	28,819
	247,593	243,771	507,236	498,711
Operating income	237,785	212,022	449,042	396,917

Other income (expense):
Interest and other income	5,516	5,540	11,097	11,195
Interest expense	(647)	(5,067)	(4,144)	(10,401)
Equity in earnings of unconsolidated real estate entities	13,101	8,596	24,744	17,711
Gain on disposition of real estate investments	-	1,263	-	1,263
Foreign currency exchange gain (loss)	5,924	(23,657)	(6,813)	(11,500)
Income from continuing operations	261,679	198,697	473,926	405,185
Discontinued operations	-	234	-	468
Net income	261,679	198,931	473,926	405,653
Allocation to noncontrolling interests	(1,216)	(788)	(2,240)	(1,658)
Net income allocable to Public Storage shareholders	260,463	198,143	471,686	403,995
Allocation of net income to:
Preferred shareholders - distributions	(51,907)	(51,910)	(100,497)	(107,005)
Preferred shareholders - redemptions	-	(13,427)	-	(38,327)
Restricted share units	(871)	(463)	(1,568)	(977)
Net income allocable to common shareholders	$207,685	$132,343	$369,621	$257,686
Per common share:
Net income per common share – Basic	$1.21	$0.78	$2.15	$1.51
Net income per common share – Diluted	$1.20	$0.77	$2.14	$1.50
Weighted average common shares - Basic	171,625	170,496	171,535	170,402
Weighted average common shares - Diluted	172,647	171,560	172,580	171,487

PUBLIC STORAGE
SELECTED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	June 30, 2013	December 31, 2012
ASSETS	(Unaudited)
Cash and cash equivalents	$410,910	$17,239
Operating real estate facilities:
Land and buildings, at cost	11,106,049	11,033,819
Accumulated depreciation	(3,913,399)	(3,738,130)
	7,192,650	7,295,689
Construction in process	74,472	36,243
Investment in unconsolidated real estate entities	717,937	735,323
Goodwill and other intangible assets, net	205,228	209,374
Loan receivable from unconsolidated real estate entity	404,526	410,995
Other assets	88,875	88,540
Total assets	$9,094,598	$8,793,403
LIABILITIES AND EQUITY
Borrowings on bank credit facility	$-	$133,000
Notes payable	111,688	335,828
Accrued and other liabilities	218,703	201,711
Total liabilities	330,391	670,539
Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 142,500 shares issued (in series) and outstanding (113,500 at December 31, 2012), at liquidation preference	3,562,500	2,837,500
Common Shares, $0.10 par value, 650,000,000 shares authorized, 171,705,912 shares issued and outstanding (171,388,286 at December 31, 2012)	17,171	17,139
Paid-in capital	5,517,742	5,519,596
Accumulated deficit	(338,785)	(279,474)
Accumulated other comprehensive loss	(22,522)	(1,005)
Total Public Storage shareholders’ equity	8,736,106	8,093,756
Permanent noncontrolling interests	28,101	29,108
Total equity	8,764,207	8,122,864
Total liabilities and equity	$9,094,598	$8,793,403

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool represents Shurgard Europe’s 163 facilities (8.7 million net rentable square feet) that have been operated on a stabilized basis since January 1, 2011 and therefore provide meaningful comparisons for 2012 and 2013.  These 163 facilities represent approximately 86% of the aggregate net rentable square feet of Shurgard Europe’s self-storage portfolio. Our pro-rata share of the operating results for these facilities is included in “equity in earnings of unconsolidated real estate entities” on our income statement.

Selected Operating Data for the Shurgard Europe Same Store Pool (163 facilities) (unaudited):	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Percentage Change	2013	2012	Percentage Change
	(Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates (a))

Rental income, late charges and administrative fees	$46,359	$47,797	(3.0)%	$93,342	$95,727	(2.5)%
Cost of operations	20,728	20,267	2.3%	40,791	41,028	(0.6)%
Net operating income	$25,631	$27,530	(6.9)%	$52,551	$54,699	(3.9)%

Gross margin	55.3%	57.6%	(4.0)%	56.3%	57.1%	(1.4)%
Weighted average for the period:
Square foot occupancy (b)	80.2%	83.4%	(3.8)%	80.3%	83.5%	(3.8)%
Realized annual rent, prior to late charges and administrative fees, per:
Occupied square foot (c)	$26.23	$26.00	0.9%	$26.40	$26.03	1.4%
Available square foot (“REVPAF”) (c)	$21.03	$21.69	(3.0)%	$21.20	$21.73	(2.4)%
Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.305	1.305	-	1.313	1.313	-
Actual historical exchange rates	1.305	1.284	1.6%	1.313	1.297	1.2%

(a)
In order to isolate changes in the underlying operations from the impact of exchange rates, the amounts in this table are presented on a constant exchange rate basis.  The amounts for the three and six months ended June 30, 2012 have been restated using the actual exchange rates for the three and six months ended June 30, 2013.

(b)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(c)
Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited – amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Computation of FFO per Share:

Net income	$261,679	$198,931	$473,926	$405,653
Adjust for amounts not included in FFO:
Depreciation and amortization, including amounts in discontinued operations	90,937	88,588	181,938	175,526
Depreciation from unconsolidated real estate investments	18,158	18,823	37,061	38,564
Gains on sale of real estate investments	-	(1,263)	-	(1,263)
FFO allocable to equity holders	370,774	305,079	692,925	618,480
Less allocation of FFO to:
Noncontrolling equity interests	(1,770)	(1,502)	(3,401)	(3,220)
Preferred shareholders - distributions	(51,907)	(51,910)	(100,497)	(107,005)
Preferred shareholders - redemptions	-	(13,427)	-	(38,327)
Restricted share unitholders	(1,296)	(869)	(2,401)	(1,792)
FFO allocable to common shares (a)	$315,801	$237,371	$586,626	$468,136
Diluted weighted average common shares	172,647	171,560	172,580	171,487
FFO per share (a)	$1.83	$1.38	$3.40	$2.73

Computation of Funds Available for Distribution (“FAD”):

FFO allocable to common shares	$315,801	$237,371	$586,626	$468,136
Eliminate effect of items included in FFO but not FAD:
Non-cash share-based compensation expense	7,005	5,978	12,899	11,283
Foreign currency exchange (gain) loss	(5,924)	23,657	6,813	11,500
Application of EITF D-42	-	16,830	-	43,915
Less: Capital expenditures to maintain real estate facilities	(24,946)	(26,020)	(32,764)	(40,298)

FAD	$291,936	$257,816	$573,574	$494,536

Distributions paid to common shareholders	$214,628	$187,589	$429,014	$374,996

Distribution payout ratio	73.5%	72.8%	74.8%	75.8%

Distributions per common share	$1.25	$1.10	$2.50	$2.20

(a)
FFO is a non-GAAP term defined by the National Association of Real Estate Investment Trusts, and generally represents net income before depreciation, gains and losses, and impairment charges with respect to real estate assets.  We present FFO and FFO per share because we consider FFO to be an important measure of the performance of real estate companies, as do many analysts in evaluating our Company.  We believe that FFO is a helpful measure of a REIT’s performance since FFO excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time.  We believe that real estate values fluctuate due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO and FFO per share are not a substitute for our cash flow or net income per share as a measure of our liquidity or operating performance or our ability to pay dividends.  Because other REITs may not compute FFO in the same manner, FFO may not be comparable among REITs.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Self-Storage Net Operating Income to
Operating Income
(Unaudited – amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues for:
Same Store Facilities	$420,146	$399,725	$829,750	$788,224
Non Same Store Facilities (a)	31,430	24,335	61,491	46,395
Self-storage revenues	451,576	424,060	891,241	834,619

Self-storage cost of operations for:
Same Store Facilities	122,587	125,126	253,945	259,537
Non Same Store Facilities (a)	9,550	7,976	19,185	15,758
Self-storage cost of operations	132,137	133,102	273,130	275,295
Net operating income for:
Same Store Facilities	297,559	274,599	575,805	528,687
Non Same Store Facilities (a)	21,880	16,359	42,306	30,637

Self-storage net operating income (b)	319,439	290,958	618,111	559,324
Ancillary revenues	33,802	31,733	65,037	61,009
Ancillary cost of operations	(10,434)	(9,781)	(19,830)	(19,299)
Depreciation and amortization	(90,937)	(88,474)	(181,938)	(175,298)
General and administrative expense	(14,085)	(12,414)	(32,338)	(28,819)
Operating income on our income statement	$237,785	$212,022	$449,042	$396,917

(a)
We have 119 additional self-storage facilities that are not Same Store Facilities. In the six months ended June 30, 2013, we acquired three self-storage facilities for an aggregate of approximately $22 million in cash.  Included in the table above for the three and six months ended June 30, 2013 are revenues totaling $337,000 and $377,000, respectively, and cost of operations totaling $151,000 and $160,000, respectively, for these three self-storage facilities.

(b)
Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense.  We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, in evaluating property performance and in comparing period-to-period and market-to-market property operating results.  In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the operating income presented on our income statement.